Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko, Vice President, Chief Financial Officer
(630) 227-2090 or tromenesko@aarcorp.com
Web address: www.aarcorp.com

AAR CORP. ANNOUNCES ISSUANCE OF COMMON STOCK IN EXCHANGE FOR CONVERTIBLE NOTES

WOOD DALE, ILLINOIS (January 25, 2006) — AAR CORP. (NYSE: AIR) announced today that it has in the past two weeks acquired approximately $37.7 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2024, or approximately 56% of the previously outstanding principal amount, in exchange for an aggregate 2,025,282 newly issued shares of its common stock, in three privately negotiated transactions exempt from the registration requirements under the Securities Act of 1933, as amended.  The number of shares issued was equivalent to the number into which the notes were convertible under the terms of the notes.  The transactions included an aggregate cash payment of $3.5 million for the premium on the exchange which is comprised of interest that the note holders would otherwise have been entitled to as well as an incentive to convert in advance of the call date.  The Company will record a $3.5 million pretax loss on extinguishment of debt associated with this exchange during its third quarter ending February 28, 2006.  As a result of these transactions, the Company’s long-term debt decreased by $37.7 million and stockholders’ equity increased by $34.5 million.  The 2,025,282 newly issued shares will not impact diluted earnings per share because these shares are already included in the diluted earnings per share calculation.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2005 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101